Exhibit 10.1
January 21, 2007
Mr. Adelmo Lopez
P.O. Box 79
Greenhurst, NY 14742
Dear Al:
I am delighted to offer you the position of Chief Executive Officer, for Blair Corporation. This offer is at the request of the Board of Directors and includes the following total compensation package as a Grade 7 Executive Officer:
•	A base annual salary of $440,000, paid biweekly.

•	Annual incentive compensation which equates to: 25% of annual base salary paid assuming “threshold” income is achieved, 50% of annual base salary paid assuming “target” income is achieved, and 100% of annual base salary paid if “stretch” income in achieved. Incentive compensation would be paid at the full year for 2007 based on these opportunities for an executive officer grade 7, contingent on meeting the minimum threshold requirements for EBIT and sales, and as approved by the Compensation Committee.

•	A deferred cash compensation award in the amount of $400,000, of which (i) $100,000, (the “First Award”) shall be payable on July 21, 2008 (the “First Deferred Date”) (ii) the remaining $300,000 (the “Second Award”) shall be payable on January 21, 2010, (the “Second Deferred Date”). If you should voluntarily resign or you are terminated without “material cause,” the award is forfeited. “Material cause” is herein defined as insubordination, financial dishonesty against BLAIR, continued failure or refusal to perform the duties assigned to you after notice and reasonable opportunity to correct the performance, willful neglect of duties assigned to you, or commission of an act of moral turpitude. In the event that you become disabled or die on or before the First Deferred Date, you (or your heirs and/or beneficiaries) will receive the First Award. In the event that you become disabled or die on or before the Second Deferred Date, you (or your heirs and/or beneficiaries) will receive the Second Award.

•	Participation in the 2007 Long Term Incentive Program as approved by the Compensation Committee, which includes an equity grant of 9,600, shares of restricted stock, which vests in equal increments over five years.

•	As a matter of course, you agree not to disclose or use BLAIR confidential information for any purpose other than performing your duties for BLAIR and will comply with Blair’s policies regarding confidential information. This obligation extends during your employment with BLAIR and after the date of termination of that employment. Also, for a period of one year following the termination of your employment for any reason, voluntary or involuntary, you will not work for any person or entity that directly competes with BLAIR or solicit any BLAIR executive officer or director for employment with another entity.

•	Unless otherwise expressly provided for or modified herein, you will continue to receive the benefits, entitlements and be subject to the commitments under your August 15, 2006 letter, a copy of which is attached hereto.
Sincerely,
/s/ CRAIG N. JOHNSON
Craig N. Johnson
Chairman, Board of Directors
CNJ/kst
The terms contained in this letter constitute the entire agreement between you and BLAIR and there are no other terms or conditions that have been offered by BLAIR to induce you to accept this offer. If the terms are agreeable to you, please sign one copy of the letter in the appropriate space at the bottom and return it to me directly.

/s/ ADELMO S. LOPEZ	January 21, 2007

Signature	Date
Your signature above signifies your agreement and acceptance of our offer. As is Blair’s policy, your employment will be “AT WILL” so that either you or the Company may terminate your employment at any time and for any reason or no reason.